UNITED STATES

                   SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549




                              Form 8-K

                           CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of Earliest event reported):  November 14, 2000


                            CONSOLTEX INC.


        (Exact name of registrant as specified in its charter)


New Brunswick, Canada              33-75176        52-1725179
(State or other jurisdiction    (Commission)      (IRS Employer
of incorporation)			   File Number   Identification NO.)


8555 Route Transcanadienne, Saint-Laurent, Quebec, Canada   H4S 1Z6
(Address of principal executive office)                    (Zip code)


                          (514) 333-8800
       Registrant's telephone number, including area code

=========================================================================

                             CONSOLTEX INC.
                     (Formerly Consoltex Group Inc.)






                      THE QUALITY IS WOVEN RIGHT IN






                      RESULTS FOR THE QUARTER ENDED
                           SEPTEMBER 30, 2000


=========================================================================



               FOR FINANCIAL INQUIRIES OR INFORMATION CONTACT:


                            PAUL J. BAMATTER
                 VP FINANCE AND CHIEF FINANCIAL OFFICER

                           TEL:  212-596-0480
                           FAX:  212-596-0483

NOVEMBER 14, 2000 - CONSOLTEX INC. (FORMERLY NAMED CONSOLTEX GROUP INC.) announces its results for the third quarter ended September 30, 2000. The Company reported a loss of $10.3 million for the quarter ended September 30, 2000 compared to a loss of $1.8 million for the same quarter in 1999. Starting in the first quarter of 2000, the Company is reporting its results in US dollars and has prepared its financial statements under U.S. generally accepted accounting principles ("GAAP"). Previously, the Company reported in Canadian dollars and prepared its financial statements under Canadian GAAP. All prior period amounts have been restated to reflect these changes which were made to more accurately reflect the currency in which the Company operates, as well as to be more useful to the users of these financial statements.

Consolidated sales decreased from $84.9 million in the third quarter of 1999 to $83.2 million in the current quarter. Excluding sales from the October 1, 1999 acquisition of the Atlas bag business of $6.0 million from the third quarter of 2000, total sales, on a comparative basis, would have been down by $7.7 million, or 9.1% from the like quarter in 1999. The decrease in sales was evenly split between the Textile and Polypropylene Operations.

Consolidated gross profits decreased from $18.6 million, or 21.9% of sales, in the quarter ended September 30, 1999 to $10.6 million, or 12.8% of sales, in the current quarter. The primary reasons for the reduction in gross margin percentage relates to i) an inventory provision of $3.5 million ($2.75 million for Textile Operations and $0.75 million for Polypropylene Operations) taken in the third quarter of 2000 to reflect the decision to clear more rapidly certain aged inventory, ii) the rapid increase in the price of polypropylene resin, the Company's primary raw material in the Polypropylene Operations, iii) a slowdown in the home furnishings business due to our customers clearing their excess inventory, and iv) the negative impact on our Polypropylene Operations as we reorganize the manufacturing operations for long-term efficiency and capacity increases.

EBITDA for the quarter ended September 30, 2000 was $0.1 million, $9.8 million lower than the comparable quarter in 1999. The decrease in EBITDA results from the reduction in gross profits enumerated above.

Increased depreciation and amortization expense relates primarily to the additional goodwill amortization and depreciation expense due to the acquisition of Atlas during 1999. Interest expense during the quarter, at $6.1 million, was 21.1% higher than the comparable period in 1999 reflecting the cost of the additional debt related to the Atlas acquisition, as well as higher interest rates on the Company's floating rate debt. The quarterly loss includes a $1.0 million foreign exchange loss versus a loss of $0.3 million in the third quarter of 1999.



TEXTILE OPERATIONS

Sales in the Textile Operations for the quarter ended September 30, 2000 totaling $46.2 million represents a decrease of 8.1% compared to the like quarter in the prior year. The Textile Operations sales shortfall is due to weaker sales in the polyester and nylon-based fashion and outerwear apparel fabrics and from lower sales in the home furnishings business as our customers reduced purchases to increase their inventory turnover rates.

Gross profit margins decreased from 22.5% in third quarter of 1999 to 14.9% in third quarter of 2000, primarily as a result of the inventory provision taken and negative variances caused from a lack of production volume at certain of the Canadian manufacturing facilities.

Selling and administration costs, as a percentage of sales, increased from 10.6% in third quarter of 1999 to 13.2% in third quarter of 2000, reflecting additional sales force and related expenses being added to develop new business, domestically and internationally, as well as the relative fixed nature of these costs.

EBITDA in the Textile Operations for the quarter ended September 30, 2000 decreased by $5.2 million compared to the prior year as gross margins in the Canadian vertical operations suffered due to strong import competition, lack of production volume at certain Canadian manufacturing facilities and the inventory provision taken. This decrease was partly offset by improved margins at our U.S. based converting/importing business.


POLYPROPYLENE OPERATIONS

Sales in the Polypropylene Operations increased by 7.1% compared to the prior year due entirely to the increased sales recorded from the Atlas acquisition effective October 1, 1999. Sales from our Mexican operations decreased by 21.4% in quarter three 2000 compared to the same quarter in 1999 due principally to weakness in the summer from slowdowns in small bags and FIBC fabrics and bags. Sales from our U.S. based weaving operations in Summerville, South Carolina were 2.7% lower this quarter compared to the like quarter in the prior year, as a greater portion of its sales are now recorded as intercompany sales and, as such, are eliminated on consolidation.

Gross profit margins dropped from 21.0% in quarter three 1999 to 10.1% in the current quarter principally due to rapidly increasing polypropylene resin prices, which increased significantly over the past year, the inventory provision taken during the quarter and from the resulting negative short-term impact on our operations as we make those changes necessary to increase long-term efficiency and capacity. The Polypropylene Operations' average purchase price of resin during quarter three 2000 was 50% greater than in third quarter of 1999. As the Polypropylene Operations purchases approximately 25 million pounds of resin quarterly this has had, and will continue to have, a significant negative effect on profitability.

Selling and administration costs increased as a percentage of sales from 7.9% in quarter three 1999 to 10.2% in the current quarter due to the nature of the Marino and Atlas acquisitions, which sell and market their flexible intermediate bulk container bags direct to end users and, as such, have higher selling and administration costs. As in the Textile Operations, the majority of these costs are fixed and their percentage relative to sales increases when sales are lower.

EBITDA for the current quarter was $nil compared to $4.6 million for the third quarter of 1999. This decrease was due to a squeeze in margins and the increase in selling and administrative costs enumerated above.


NINE MONTHS RESULTS

Consolidated sales for the nine month period ended September 30, 2000 of $285.8 million were 16.1% greater than the comparable period in 1999. Excluding the effect of acquisitions, consolidated sales for the nine month period ended September 30, 2000 were 1.8% greater than in the comparable period in 1999.

Consolidated gross profits decreased from $56.7 million, or 23.0% of sales, for the nine months ended September 30, 1999 to $53.9 million, or 18.9% of sales, for the current nine month period. This deterioration was primarily due to the significant increase in resin costs in the comparable nine month period, the inventory provision taken at quarter end and the negative short-term effect of the reorganization in the Polypropylene Operations.

EBITDA for the nine month period ended September 30, 2000 was $21.3 million, or 28.3% lower than the comparable period in the prior year. The EBITDA contributed by the two acquisitions in 1999 was more than offset by the negative effect of the increase in resin costs, inventory provisions taken and the impact of reorganizing the Polypropylene Operations.

Increased depreciation and amortization expenses for the nine month period ended September 30, 2000 as well as increased financing costs are directly related to the acquisitions completed in the second half of 1999.

The Company also recorded a $3.1 million foreign exchange loss in the nine month period as compared to a foreign exchange gain of $3.1 million for the comparable period in 1999. The primary reason for the foreign exchange loss is due to the strength of the U.S. dollar versus the Mexican Peso and Canadian dollar and the fact that the Company's Mexican and Canadian self-sustaining operations are financed principally with U.S. dollar denominated debt.

Outlook

The outlook for the next quarter is expected to remain flat. In our Textile Operations, we believe the current weakness in fashion and outerwear apparel fabrics and the temporary slowdown in our home furnishings curtaining business will continue in quarter four as some of our customers are reducing their levels of inventory in stock. Our U.S. based converting/importing business has increased its importing expertise and has enhanced its distribution and product development capabilities. These improvements should increase sales and margins. The Industrial division sales are expected to increase as it begins to ship orders it received with respect to the Canadian government's military contract. The potential orders with respect to this contract will be produced and shipped over a two year period. Further inventory clearances are likely to occur during the fourth quarter as the Operations look to start the new year with lower quantities of aged inventory.

The Polypropylene Operations has many strategic initiatives in progress as a result of its two strategic acquisitions made in 1999. These initiatives will come to fruition over the next year. The initiatives include upgrading and increasing the efficiency and capacity of the extrusion and weaving processes at our main Summerville, South Carolina plant, expanding manufacturing capacity at our Mexican bulk bag converting plants, reducing manufacturing and selling and administration costs at our primary Mexican extrusion and weaving plants, and achieving the many financial, selling, administrative, manufacturing and other synergies that are expected to result from the two recent acquisitions. The Polypropylene margins have, and continue to be negatively affected by the very high cost of resin, its primary raw material. We expect these compressed margins to last for at least the next quarter after which we expect the margins to return to more historic levels. Further inventory clearances are also likely to occur during the fourth quarter as these operations will also start the new year with reduced aged inventory balances.

Immediately after the third quarter, Consoltex Inc. entered into a series of transactions described below which constitute a change in control of the Company (the "Change in Control"). AIP/CGI NB Acquisition Corp., a New Brunswick (Canada) corporation ("AIP/CGI"), exercised its option (the "Option") to purchase 3,140,000 Multiple Voting Shares of the Company (the "Shares") from Les Gantiers Holding B.V. ("LGH"), constituting 51.33% of the voting interest in the Company. The net consideration paid by AIP/CGI to LGH for the Shares was $3,123,000 and was contributed to AIP/CGI by Consoltex Holdings, Inc. ("Holdings"), the sole shareholder of AIP/CGI. Immediately prior to AIP/CGI's exercise of the Option, AIP/CGI held securities representing the right to vote 48.67% of the total votes attributable to the outstanding securities of Consoltex Inc. Immediately after the exercise of the Option, AIP/CGI held securities representing the right to vote 100% of the total votes attributable to the outstanding securities of the Company. On October 2, 2000, the Company amalgamated with AIP/CGI and the amalgamated corporation changed its name to Consoltex Inc. As part of the Change in Control, the Company sold all of the capital stock of Consoltex (USA) Inc., a wholly-owned subsidiary of the Company to Holdings. In connection with the Change in

Control, holders of not less than a majority in aggregate principal amount of the Company's 11% Senior Subordinated Notes due 2003 consented to the Change in Control and waived certain requirements under the Indenture governing the Notes, and the Company entered into the Second Supplemental Indenture, dated as of September 29, 2000.

Also on November 7, 2000, the Company renegotiated its senior credit facility with its bankers. The new facility expires on December 31, 2001 and consists of a $57.5 million working capital loan and a $59.25 million term loan. The term loan is repayable in quarterly instalments of $1.75 million starting on December 31, 2000. The new credit facility is secured by certain of the Company's receivables, inventory and fixed assets.

Consoltex Inc. is a North American textile and packaging company. Consoltex Inc. was formerly called Consoltex Group Inc. before it changed its name on January 3, 2000. Its activities are divided between the Polypropylene and Textile Operations located in the United States, Canada, Mexico and Costa Rica. Consoltex is vertically integrated from the production of yarn, in its Polypropylene Operations, through to weaving, dyeing, printing, finishing and coating and production of end products such as bulk bags and small bags. The Company also conducts its own research and development and maintains its own sales, marketing and distribution network throughout North America. Consoltex has 16 manufacturing plants, which together employ approximately 6,100 associates. The Company is now a U.S. company and files its financial statements with the United States Securities and Exchange Commission as a result of its publicly traded Senior Subordinated Notes.

The information in this quarterly statement contains forward-looking information with respect to Consoltex Inc. and its subsidiaries. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties include interest rates, currency fluctuations, prices of raw materials, general economic and other risks detailed from time-to-time in the Company's disclosure documents filed with the United States Securities and Exchange Commission including Item 9, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Form 20-F. Consoltex undertakes no obligation to update any forward-looking statement.

                             CONSOLTEX INC.
                     (FORMERLY CONSOLTEX GROUP INC.)

CONSOLIDATED BALANCE SHEETS (1)
=========================================================================

(IN THOUSANDS OF US DOLLARS)                           September December
(UNAUDITED)                                                  30,      31,
                                                            2000     1999
==========================================================================
ASSETS
CURRENT ASSETS:
  Cash                                                   $   428  $ 2,969
  Accounts receivable and prepaid expenses                55,963   50,638
  Inventories                                             93,817   90,202
==========================================================================
                                                         150,208  143,809

Fixed assets, net                                        104,980  111,044
Goodwill                                                  77,682   80,333
Other assets                                               2,521    4,684

Total assets                                            $335,391 $339,870
						                    =================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Bank loans                                        $  44,461 $ 38,888
     Accounts payable and accrued liabilities             53,908   36,648
     Income taxes payable                                  3,598    2,761
     Current portion of long-term debt                    49,750   55,000
     Current portion of other long-term liabilities        2,622    5,646
     Current portion of deferred income tax                6,758    5,262
=========================================================================
                                                         161,097  144,205

     Long-term debt                                      120,000  120,000
     Other long-term liabilities                          10,833   11,196
     Deferred income tax                                  10,284   15,083
     SHAREHOLDERS' EQUITY:
     Share capital (18,027,551 shares)                    75,213   75,213
     Contributed surplus                                   2,087    2,087
     Retained earnings (deficit)                        (15,657)      437
     Accumulated other comprehensive income (loss)      (28,466)  (28,351)
=========================================================================
                                                         33,177    49,386
=========================================================================

Total liabilities and shareholders' equity              $335,391 $339,870
                                                        =================

(1) In the first quarter of 2000, the Company changed its reporting currency from the Canadian dollar to the U.S. dollar and has decided to
prepare  its  financial  statements under U.S.  GAAP.   The  comparative
financial statements have been restated to reflect these changes. These changes were made to more accurately reflect the currency in which the Company operates, as well as to be more useful to the users of these financial statements.

                             CONSOLTEX INC.
                     (FORMERLY CONSOLTEX GROUP INC.)


CONSOLIDATED STATEMENTS OF EARNINGS (1)
=========================================================================

(IN THOUSANDS OF US DOLLARS)        QUARTER  September   NINE    September
(UNAUDITED)                          ENDED   30, 1999   MONTHS   30, 1999
                                      2000               ENDED
                                                         2000
=========================================================================

Sales:
   Textile Operations                 $46,198  $50,288  $161,830 $156,889
   Polypropylene Operations            37,013   34,562   123,920   89,277
=========================================================================
                                       83,211   84,850   285,750  246,166

Cost of sales                          72,570   66,241   231,863  189,460
Selling and administrative expenses    10,931    8,753    33,629   26,950
Foreign exchange (gain) loss              965      279     3,086  (3,069)
Depreciation and amortization           4,479    4,072    13,859   11,317
=========================================================================
Earnings (loss) from operations       (5,734)    5,505     3,313   21,508

Other expense                            (73)  (1,560)     (499)  (1,560)

Financing costs:
   Interest expense                     6,080    5,022    17,559   13,501
   Factor expenses                        466      391     1,358    1,143
   Amortization of deferred               696      413     1,865      996
     financing expenses
=========================================================================
                                        7,242    5,826    20,782   15,640

Earnings (loss) before income taxes  (13,049)  (1,881)  (17,968)    4,308
Income tax (recovery) expense         (2,777)    (123)   (1,874)    1,370
=========================================================================
Net earnings (loss)                 $(10,272) $(1,758) $(16,094) $  2,938
                                    =====================================
EBITDA (2)                          $     52 $  9,856 $  21,344  $29,756
                                    =====================================

(1)In the first quarter of 2000, the Company changed its reporting currency from the Canadian dollar to the U.S. dollar and has decided to prepare its financial statements under U.S. GAAP. The comparative financial statements have been restated to reflect these changes. These changes were made to more accurately reflect the currency in which the Company operates, as well as to be more useful to the users of these financial statements.

(2)Earnings before interest, taxes, depreciation, amortization, foreign exchange gain or loss, gain or loss on sale of fixed assets and American Industrial Partners management fee and expenses ($342 for quarter ended September 30, 2000 - $1,086 for the nine months ended September 30, 2000; nil in 1999).

                             Consoltex Inc.
                     (FORMERLY CONSOLTEX GROUP INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
=========================================================================

(IN THOUSANDS OF US DOLLARS)          QUARTER  September  Nine  September
 (UNAUDITED)                             ENDED  30,1999   months  30,1999
                                         2000             ended
                                                          2000
=========================================================================

Cash flows from Operating activities:
  Net earnings (loss)               $(10,272) $(1,758) $(16,094)   $2,938
  Depreciation                          3,506    3,270    10,927    9,664
  Amortization of goodwill                940      769     2,832    1,549
  Amortization of other assets             33       33       100      104
  Amortization of deferred                696      413     1,865      996
     financing expenses
  Non-monetary foreign exchange           721       81     1,765  (3,233)
     loss (gain)
  Deferred income tax benefit         (2,261)    (228)   (2,943)    (492)
  Loss on sale of fixed assets              -        -       426        -
=========================================================================
                                      (6,637)    2,580   (1,122)   11,526

Changes in:
  Accounts receivable and prepaid       4,528      510   (5,871) (12,187)
     expenses
  Inventories                         (1,974)  (5,286)   (5,195) (15,665)
  Accounts payable and accrued         13,001    (596)    17,763   13,053
     liabilities
  Income taxes payable                    271  (1,538)       962  (1,767)
=========================================================================

Cash flows from (used in) operating     9,189  (4,330)     6,537  (5,040)
  activities

Cash flows used in investing
  activities:
Purchase of fixed assets, net of    (2,169)  (2,271)   (8,040)  (8,000)
  disposals
Proceeds on sale of fixed assets          -        -       850        -
Business acquisitions                     -  (15,462)       -   (18,987)
==========================================================================
Cash inflow (used) before financing     7,020  (22,063)     (653) (32,027)
  activities
==========================================================================

Cash flows from financing activities:
  Increase (decrease)in bank loans    (5,036)    1,064     6,221   13,661
     Repayment of long-term debt      (1,750)  (3,500)   (5,250)  (7,000)
     Proceeds from issuance of              -   25,000        -    25,000
       long-term debt
     Increase (decrease) other          (517)      646   (3,050)      611
       long-term liabilities
     Decrease (increase) in other         143  (1,888)       191    (703)
       assets
=========================================================================

Increase (decrease) in cash             (140)    (741)   (2,541)    (458)

Cash at the beginning of the period       568    2,820     2,969    2,537
=========================================================================

Cash at the end of the period         $   428   $2,079   $   428   $2,079
                                      ===================================


(1)In the first quarter of 2000, the Company changed its reporting currency from the Canadian dollar to the U.S. dollar and has decided to prepare its financial statements under U.S. GAAP. The comparative financial statements have been restated to reflect these changes. These changes were made to more accurately reflect the currency in which the Company operates, as well as to be more useful to the users of these financial statements.

                             Consoltex Inc.
                     (Formerly Consoltex Group Inc.)


CONSOLIDATED SEGMENT DISCLOSURES (1)
=========================================================================

(IN THOUSANDS OF US DOLLARS)        QUARTER  September   Nine   September
(UNAUDITED)                          ENDED    30, 1999   months 30, 1999
                                     2000                ended
                                                        2000
=========================================================================
SALES
Textile Operations                    $46,198  $50,288  $161,830 $156,889
Polypropylene Operations               37,013   34,562   123,920   89,277
=========================================================================
Consolidated sales                    $83,211  $84,850  $285,750 $246,166
                                      ===================================
EBITDA
Textile Operations                       $796   $6,000   $13,888  $19,905
Polypropylene Operations                 (13)    4,551     9,935   12,610
=========================================================================
Total for reportable segments             783   10,551    23,823   32,515
Corporate                               (731)    (695)   (2,479)  (2,759)
=========================================================================
Consolidated EBITDA                        52    9,856    21,344   29,756

Other expense                              73    1,560       499    1,560
American Industrial Partner               342        -     1,086        -
 management fee
Foreign exchange (gain) loss              965      279     3,086  (3,069)
Depreciation and amortization           4,479    4,072    13,859   11,317
Financing costs                         7,242    5,826    20,782   15,640
Income tax (recovery) expense         (2,777)    (123)   (1,874)    1,370
=========================================================================
Net earnings (loss)                 $(10,272) $(1,758) $(16,094)   $2,938
                                    =====================================

                                                       SEPTEMBER DECEMBER
                                                             30, 31, 1999
                                                            2000
Segment assets:
Textile Operations                                      $141,898 $136,928
Polypropylene Operations                                 191,502  201,068
=========================================================================
Total for reportable segments                            333,400  337,996
Corporate                                                  1,991    1,874
=========================================================================
Consolidated total assets                               $335,391 $339,870
                                                        =================


(1)In the first quarter of 2000, the Company changed its reporting currency from the Canadian dollar to the U.S. dollar and has decided to prepare its financial statements under U.S. GAAP. The comparative financial statements have been restated to reflect these changes. These changes were made to more accurately reflect the currency in which the Company operates, as well as to be more useful to the users of these financial statements.

                             Consoltex Inc.
                     (Formerly Consoltex Group Inc.)


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (1)

=======================================================================

(IN THOUSANDS OF US DOLLARS)      QUARTER   September   Nine   September
(UNAUDITED)                        ENDED    30, 1999   months   30, 1999
                                   2000                ended
                                                       2000
=========================================================================

Net earnings (loss)               $(10,272) $(1,758)  $(16,094)    $2,938

Foreign currency translation           473      161       (115)     1,387
  adjustments
=========================================================================

Consolidated comprehensive        $(9,799)  $(1,597)   $(16,209)   $4,325
  income (loss)

(1) In the first quarter of 2000, the Company changed its reporting currency from the canadian dollar to the U.S. dollar and has decided to
prepare its financial statements under U.S. GAAP.   The comparative
financial statements have been restated to reflect these changes. These changes were made to more accurately reflect the currency in which the company operates, as well as to be more useful to the users of these financial statements.